Exhibit 99.1
NEWS RELEASE

For more information contact:
FEI Company
Fletcher Chamberlin
Investor Relations & Communications Director
(503) 726-7710
fletcher.chamberlin@fei.com

FEI Reports Record Bookings, Revenue and Earnings for the Fourth Quarter and Full Year 2013
Q4 Revenue of $265.3 million; Q4 Bookings of $256.8 million
Q4 GAAP EPS of $0.97
HILLSBORO, Ore., February 5, 2014 - FEI Company (NASDAQ: FEIC) reported record bookings, revenue, earnings and cash flow from operations for 2013 and for the fourth quarter. Fourth quarter revenue of $265.3 million was up 15% compared to $230.9 million in the fourth quarter of 2012 and up 21% from $218.5 million in the third quarter of 2013.
Net income for the fourth quarter was $41.3 million, up 38% from $29.8 million in the fourth quarter of 2012 and up 44% from $28.6 million in the third quarter of 2013. Diluted earnings per share for the fourth quarter were $0.97, compared with $0.72 in the fourth quarter of 2012 and $0.67 in the third quarter of 2013.
For the fourth quarter, net bookings were $256.8 million, an increase of 11% from net bookings of $230.5 million in the fourth quarter of 2012 and an increase of 2% from $251.0 million in the third quarter of 2013. The backlog at the end of the quarter was $473.5 million.
The gross margin in the fourth quarter was 47.0%, compared with 47.2% in the fourth quarter of 2012 and 47.9% the third quarter of 2013.
For the full year 2013, revenue was $927.5 million, an all-time record and compared with $891.7 million in 2012. Bookings were $976.2 million, also a record, compared with $885.7 million in 2012. Net income was $126.7 million or $3.01 per diluted share, compared with $114.9 million or $2.80 per diluted share for 2012. Gross margin for the year increased to 47.3% from 46.6% in 2012.
Total cash, investments and restricted cash at the end of the year was $591.2 million, an increase of $174.2 million from the end of 2012 and up $82.3 million from the end of the third quarter. Net cash provided by operating activities for the fourth quarter was $97.7 million, driven by increased earnings and significant improvement in days sales outstanding and inventory turnover.
“A solid fourth quarter completed another good year for FEI,” commented Don Kania, president and CEO. “For the year, bookings were up 10% over 2012, revenue grew by 4% and net income was up 10%. Cash flow from operations was 2.8 times the 2012 total. Our continued investment in R&D yielded the largest flow of new products in the company’s history. We invested in the business with the purchase of our Eindhoven facility, equipment and fit-out of our new leased facility in the Czech Republic and expansion of our sales and service operations in China, Brazil, Australia and the Middle East. We continued to execute our strategy of expanding our served available market with the development of new workflow solutions.
“As we look to 2014,” Kania continued, “we forecast first-half revenue to be around $500 million and full-year revenue growth to be in the 10% to 14% range compared with 2013, including the impact of the acquisition of Lithicon and the licensing agreement with the Australian National University (ANU), which we announced today.”
Guidance for Q1-2014
For the first quarter of 2014, revenue is expected to be in the range of $228 million to $238 million, and bookings are expected to be above $250 million. GAAP earnings per share are expected to be in the range of $0.60 to $0.70, assuming a 19% effective tax rate. Included in the GAAP earnings per share guidance are costs of $0.03 per share in expected restructuring charges, as well as a $0.03 cost for the impact of the acquisition of Lithicon and the ANU agreement announced today.

Investor Conference Call -- 2:00 p.m. Pacific time, Wednesday, February 5, 2014
Parties interested in listening to FEI's quarterly conference call may do so by dialing 1-877-941-0843 (U.S., toll-free) or 1-480-629-9818 (international and toll), with the conference title: FEI Fourth Quarter Earnings Call, Conference ID 4663371. A telephone replay of the call will be available at 1-800-406-7325 (U.S., toll-free) or 1-303-590-3030 (international and toll) with the passcode: 4663371#. The call can also be accessed via the web by going to FEI's Investor Relations page at www.fei.com, where the webcast will also be archived.
Safe Harbor Statement
This news release contains forward-looking statements that include guidance for revenue, earnings per share and bookings for the first quarter of 2014, revenue expectations for the first half and full year 2014, the impact of certain items on our results for these periods and assumptions about tax rates. Forward-looking statements may also be identified by words and phrases that refer to future expectations, such as “guidance”, “guiding”, “forecast”, “toward”, “plan”, “expect”, “expects”, “are expected”, “is expected”, “will”, “projecting”, “look forward” and other similar words and phrases. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; lower than expected customer orders and potential weakness of the Science and Industry market segments; lower than expected customer orders for recently-introduced new products; potential disruption in manufacturing or unexpected additional costs due to the transition from older to newer products; potential reduced governmental spending due to budget constraints and uncertainty around U.S. or other countries’ sovereign debt; potential disruption in the company’s operations due to organization changes; risks associated with building and shipping a high percentage of the company’s quarterly revenue in the last month of the quarter; cyclical changes in the data storage and semiconductor industries, which are the major components of Industry market segment revenue; continued weakness in the mining industry, which is also a component of Industry market segment revenue; limitations in our manufacturing capacity for certain products; problems in obtaining necessary product components in sufficient volumes on a timely basis from our supply chain; the relative mix of higher-margin and lower-margin products; risks associated with a high percentage of the company’s revenue coming from “turns” business, when the order for a product is placed by the customer in the same quarter as the planned shipment;

fluctuations in foreign exchange rates, which can affect margins or the competitive pricing of our products; additional costs related to future merger and acquisition activity; failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate acquisitions successfully; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; potential customer requests to defer planned shipments; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company's products and technology, including new products, to find acceptance with customers; inability to deploy products as expected or delays in shipping products due to technical problems or barriers, especially with regard to recently introduced TEM products; bankruptcy or insolvency of customers or suppliers; changes in tax rate and laws, accounting rules regarding taxes or agreements with tax authorities; the ongoing determination of the effectiveness of foreign exchange hedge transactions; potential shipment or supply chain disruptions due to natural disasters or terrorist attacks; changes to or potential additional restructurings and reorganizations not presently anticipated; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; and additional selling, general and administrative or research and development expenses. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.
About FEI
FEI Company (Nasdaq: FEIC) designs, manufactures and supports a broad range of high-performance microscopy workflow solutions that provide images and answers at the micro-, nano- and picometer scales. Its innovation and leadership enable customers in industry and science to increase productivity and make breakthrough discoveries. Headquartered in Hillsboro, Ore., USA, FEI has over 2,600 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

FEI Company and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2013	September 29, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$384,170	$335,502	$266,302
Short-term investments in marketable securities	108,191	98,009	79,532
Short-term restricted cash	18,798	15,328	14,522
Receivables, net	194,418	211,980	211,160
Inventories, net	181,725	195,658	192,540
Deferred tax assets	15,114	13,120	12,245
Other current assets	28,324	28,534	29,332
Total current assets	930,740	898,131	805,633
Non-current investments in marketable securities	47,278	24,414	29,179
Long-term restricted cash	32,718	35,668	27,425
Non-current inventories	62,104	64,270	65,116
Property plant and equipment, net	157,829	151,580	109,872
Intangible assets, net	47,197	48,279	51,499
Goodwill	136,152	135,184	131,320
Deferred tax assets	1,751	1,084	5,092
Other assets, net	10,315	9,778	9,087
TOTAL	$1,426,084	$1,368,388	$1,234,223
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$73,247	$75,944	$54,847
Accrued liabilities	65,527	56,812	59,273
Deferred revenue	91,563	86,406	74,736
Income taxes payable	4,579	3,545	1,343
Accrued restructuring, reorganization and relocation	50	366	2,692
Convertible debt	—	—	89,010
Other current liabilities	38,648	42,088	36,902
Total current liabilities	273,614	265,161	318,803
Other liabilities	74,902	73,831	75,517
SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 42,136, 41,757 and 38,478 shares issued and outstanding at December 31, 2013, September 29, 2013 and December 31, 2012	637,482	626,541	516,907
Retained earnings	392,958	356,703	284,440
Accumulated other comprehensive income	47,128	46,152	38,556
Total shareholders’ equity	1,077,568	1,029,396	839,903
TOTAL	$1,426,084	$1,368,388	$1,234,223

FEI Company and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended			Fifty-Two Weeks Ended
	December 31, 2013	September 29, 2013	December 31, 2012	December 31, 2013	December 31, 2012
NET SALES:
Products	$207,154	$162,452	$177,149	$709,438	$691,496
Service	58,137	56,044	53,797	218,016	200,242
Total net sales	265,291	218,496	230,946	927,454	891,738
COST OF SALES:
Products	104,873	79,894	87,560	352,630	347,224
Service	35,826	33,857	34,452	136,039	128,884
Total cost of sales	140,699	113,751	122,012	488,669	476,108
Gross margin	124,592	104,745	108,934	438,785	415,630
OPERATING EXPENSES:
Research and development	26,328	25,397	25,029	101,947	94,965
Selling, general and administrative	48,051	45,346	44,420	179,560	169,719
Restructuring, reorganization and relocation	—	—	2,859	1,090	2,859
Total operating expenses	74,379	70,743	72,308	282,597	267,543
OPERATING INCOME	50,213	34,002	36,626	156,188	148,087
OTHER INCOME (EXPENSE), NET	(968)	(661)	(2,509)	(4,586)	(7,539)
INCOME BEFORE TAXES	49,245	33,341	34,117	151,602	140,548
INCOME TAX EXPENSE (BENEFIT)	7,972	4,735	4,315	24,929	25,628
NET INCOME	$41,273	$28,606	$29,802	$126,673	$114,920
BASIC NET INCOME PER SHARE DATA	$0.98	$0.69	$0.78	$3.13	$3.02
DILUTED NET INCOME PER SHARE DATA	0.97	0.67	0.72	3.01	2.80
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	41,963	41,750	38,295	40,446	38,065
Diluted	42,591	42,455	41,897	42,395	41,728

FEI Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended (1)			Fifty-Two Weeks Ended (1)
	December 31, 2013	September 29, 2013	December 31, 2012	December 31, 2013	December 31, 2012
NET SALES:
Products	78.1%	74.4%	76.7%	76.5%	77.5%
Service	21.9	25.6	23.3	23.5	22.5
Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%
COST OF SALES:
Products	39.5%	36.6%	37.9%	38.0%	38.9%
Service	13.5	15.5	14.9	14.7	14.5
Total cost of sales	53.0%	52.1%	52.8%	52.7%	53.4%
GROSS MARGIN:
Products	49.4%	50.8%	50.6%	50.3%	49.8%
Service	38.4	39.6	36.0	37.6	35.6
Gross margin	47.0	47.9	47.2	47.3	46.6
OPERATING EXPENSES:
Research and development	9.9%	11.6%	10.8%	11.0%	10.6%
Selling, general and administrative	18.1	20.8	19.2	19.4	19.0
Restructuring, reorganization and relocation	—	—	1.2	0.1	0.3
Total operating expenses	28.0%	32.4%	31.3%	30.5%	30.0%
OPERATING INCOME	18.9%	15.6%	15.9%	16.8%	16.6%
OTHER INCOME (EXPENSE), NET	(0.4)%	(0.3)%	(1.1)%	(0.5)%	(0.8)%
INCOME BEFORE TAXES	18.6%	15.3%	14.8%	16.3%	15.8%
INCOME TAX EXPENSE (BENEFIT)	3.0%	2.2%	1.9%	2.7%	2.9%
NET INCOME	15.6%	13.1%	12.9%	13.7%	12.9%

(1)	Percentages may not add due to rounding.

FEI Company and Subsidiaries
Supplemental Data Table
(Dollars in millions, except per share amounts)
(Unaudited)

	Q4 Ended December 31, 2013	Q3 Ended September 29, 2013	Q4 Ended December 31, 2012	Year Ended December 31, 2013	Year Ended December 31, 2012
Income Statement Highlights
Consolidated sales	$265.3	$218.5	$230.9	$927.5	$891.7
Gross margin	47.0%	47.9%	47.2%	47.3%	46.6%
Stock compensation expense	$5.0	$4.6	$4.1	$18.3	$14.2
Net income	$41.3	$28.6	$29.8	$126.7	$114.9
Diluted net income per share	$0.97	$0.67	$0.72	$3.01	$2.80
Interest expense add back included in the calculation of diluted EPS	$—	$—	$0.5	$0.8	$1.8
Sales Highlights
Sales by Market Segment
Industry	$121.3	$103.6	$91.6	$427.7	$433.4
Science	144.0	114.9	139.3	499.8	458.3
Sales by Geography
USA & Canada	$65.5	$65.2	$71.7	$260.6	$291.7
Europe	71.6	63.1	70.3	270.7	244.7
Asia-Pacific and Rest of World	128.2	90.2	88.9	396.2	355.3
Gross Margin by Market Segment
Industry	51.2%	54.2%	49.1%	52.1%	50.8%
Science	43.4	42.2	45.9	43.2	42.6
Bookings and Backlog
Bookings - Total	$256.8	$251.0	$230.5	$976.2	$885.7
Book-to-bill Ratio	0.97	1.15	1.00	1.05	0.99
Backlog - Total	$473.5	$482.0	$424.8	$473.5	$424.8
Backlog - Service	124.2	126.2	96.9	124.2	96.9
Bookings by Market Segment
Industry	$114.7	$98.8	$93.0	$424.9	$412.6
Science	142.1	152.2	137.5	551.3	473.1
Bookings by Geography
USA & Canada	$78.5	$63.7	$78.4	$276.7	$281.2
Europe	76.8	81.0	83.7	280.7	268.8
Asia-Pacific and Rest of World	101.5	106.3	68.4	418.8	335.7
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$591.2	$508.9	$417.0	$591.2	$417.0
Operating cash generated (used)	$97.7	$48.7	$59.6	$237.9	$85.0
Accounts receivable	$194.4	$212.0	$211.2	$194.4	$211.2
Days sales outstanding (DSO)	67	89	83	67	83
Inventory turnover	2.2	1.8	1.9	2.2	1.9
Fixed asset investment	$9.8	$11.0	$7.4	$63.4	$23.7
Depreciation expense	$6.3	$6.0	$6.5	$23.7	$22.8
Working capital	$657.1	$633.0	$486.8	$657.1	$486.8
Headcount (permanent and temporary)	2,611	2,609	2,518	2,611	2,518
Euro average rate	1.361	1.325	1.295	1.327	1.287
Euro ending rate	1.376	1.350	1.321	1.376	1.321
Yen average rate	99.990	98.831	80.896	97.339	79.616
Yen ending rate	105.155	98.625	86.025	105.155	86.025